Exhibit 99.1

Contact: Jamie Huynh AVP, Assistant Corporate Secretary and Investor Relations Coordinator Plumas Bank Ph: 530.283.7305 ext. 8908 jamie.huynh@plumasbank.com

Kevin Foster Appointed to Plumas Bancorp Board of Directors

RENO, Nev., Jan. 17, 2025—Plumas Bancorp (Nasdaq:PLBC), the bank holding company and the parent company of Plumas Bank, recently announced the appointment of Kevin Foster to its Board of Directors, effective January 15, 2025. Foster retired in 2023 after a distinguished 40-year career in banking and technology. His most recent position was at Ernst & Young, one of the largest professional services organizations in the world. His expertise lies in various aspects of banking including lending, technology, cybersecurity, data, consulting, and sales, with a focus on driving transformation, efficiency, and compliance. Foster holds a Bachelor of Science degree in Finance from San Jose State University.

Director, President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback, remarked, “We are delighted to welcome Kevin to the board. His fresh ideas and valuable insights will be instrumental as we continue to enhance our banking products and services, support our communities, and deliver significant shareholder value.”

Foster expressed his enthusiasm, stating, “I am honored to join the Plumas Bancorp Board of Directors. I firmly believe in the value of community banking and look forward to collaborating with a talented board dedicated to enhancing the client experience and serving our communities. Plumas Bank’s 45-year legacy is impressive, and I am proud and eager to contribute to its success.”

Foster splits his time between residences at Lake Tahoe and the Bay Area. He served on the board of Junior Achievement and volunteers at Glide Memorial in San Francisco. Foster has served on the boards of multiple homeowner associations and led his community to become a Firewise USA recognition site in Homewood, Calif.

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About Plumas Bancorp and Plumas Bank

Plumas Bank is a subsidiary of Plumas Bancorp (NASDAQ: PLBC), a bank holding company headquartered in Reno, Nev. Plumas Bank is a locally managed, award-winning community bank founded in 1980 and headquartered in Quincy, Calif. With 15 branch offices in Northeastern California and Northern Nevada, and loan production offices in California and southern Oregon, Plumas Bank is one of the top performing community banks in the country with an asset size exceeding $1.6 billion. For more information regarding Plumas Bancorp and Plumas Bank, visit plumasbank.com. Plumas Bank – Member FDIC and Equal Housing Lender